Exhibit 99.6

OPENWAVE SYSTEMS INC.

1995 STOCK PLAN

RESTRICTED STOCK PURCHASE GRANT NOTICE

(FOR RESTRICTED STOCK BONUS AWARDS – TIME-BASED VESTING)

Openwave Systems Inc. (the “Company”), pursuant to its 1995 Stock Plan (the “Plan”), hereby grants to Participant the right to purchase the number of restricted shares of the Company’s Common Stock set forth below (“Award”). This Award is subject to all of the terms and conditions as set forth herein and in the Restricted Stock Purchase Agreement, the Plan, the form of Assignment Separate from Certificate and the form of Joint Escrow Instructions, all of which are attached hereto and incorporated herein in their entirety.

Participant:	_______________________________________________________________________________
Grant Date:	_______________________________________________________________________________
Vesting Commencement Date:	_______________________________________________________________________________
Number of Restricted Shares:	_______________________________________________________________________________
Purchase Price (Per Share):	$0.001
Total Purchase Price:	_______________________________________________________________________________
Closing Date:	_______________________________________________________________________________

Vesting Schedule:	[1/4th of the shares vest one year after the Vesting Commencement Date.
1/48th of the shares vest monthly thereafter over the next three years.]

Payment:	By one or a combination of the following items (described in the Restricted Stock Purchase Agreement):

By cash or check

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Purchase Agreement and the Plan. Participant further acknowledges that as of the Grant Date, this Grant Notice, the Restricted Stock Purchase Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company under the Plan and supersede all prior oral and written agreements on that subject.

OPENWAVE SYSTEMS INC.		PARTICIPANT:

By:
	Signature		Signature
Title:		Date:
Date:

ATTACHMENTS:	Restricted Stock Purchase Agreement, 1995 Stock Plan, form of Assignment Separate from Certificate and form of Joint Escrow Instructions.

Attachment I

Restricted Stock Purchase Agreement

OPENWAVE SYSTEMS INC.

1995 STOCK PLAN

RESTRICTED STOCK PURCHASE AGREEMENT

(FOR RESTRICTED STOCK BONUS AWARDS – TIME-BASED VESTING)

Openwave Systems Inc. (the “Company”) wishes to sell to you, and you wish to purchase, shares of Common Stock from the Company, pursuant to the provisions of the Company’s 1995 Stock Plan (the “Plan”).

Therefore, pursuant to the terms of the Restricted Stock Award Grant Notice (“Grant Notice”) and this Restricted Stock Purchase Agreement (“Agreement”) (collectively, the “Award”), the Company grants you the right to purchase the number of restricted shares of Common Stock indicated in the Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1. AGREEMENT TO PURCHASE. You hereby agree to purchase from the Company, and the Company hereby agrees to sell to you, the aggregate number of restricted shares of Common Stock (the “Restricted Shares”) specified in your Grant Notice at the specified Purchase Price per share. You may not purchase less than the aggregate number of Restricted Shares specified in the Grant Notice.

2. CLOSING. The purchase and sale of the Restricted Shares shall be consummated as follows:

(a) You may purchase the Restricted Shares by delivering the Total Purchase Price specified in your Grant Notice to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, no later than the Closing Date specified in the Grant Notice (or at such other time and place as you and the Company may mutually agree upon in writing) along with such additional documents as the Company may then require.

(b) You agree to execute three (3) copies of the Assignment Separate From Certificate (with date and number of shares blank) in the form attached to the Grant Notice as Attachment III and to execute Joint Escrow Instructions in the form attached to the Grant Notice as Attachment IV and to deliver the same to the Company on the Closing Date, along with the certificate or certificates evidencing the shares, for use by the Escrow Agent pursuant to the terms of the Joint Escrow Instructions.

3. METHOD OF PAYMENT. Payment of the Purchase Price may be made in cash or by check .

4. VESTING. Subject to the limitations contained herein, the shares you purchase will vest as provided in the Grant Notice, provided that vesting will cease upon the termination of your employment or service with the Company and its Subsidiaries and Affiliates (“Termination”). A Termination shall be deemed to occur if (i) you are a Consultant or non-Employee Director at the time of grant and subsequently become an Employee or (ii) you are an Employee at the time of grant and subsequently become a Consultant or non-Employee Director.

5. NUMBER OF SHARES AND PURCHASE PRICE. The number of shares subject to your Award and your Purchase Price may be adjusted from time to time for changes in capitalization, as provided in the Plan.

6. SECURITIES LAW COMPLIANCE. You will not be issued any shares under your Award unless the shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you will not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

7. COMPANY’S REPURCHASE RIGHT.

(a) The Company shall, simultaneously with your voluntary or involuntary Termination for any reason (including death or Disability), automatically reacquire for your original Purchase Price as specified in the Grant Notice all of the Restricted Shares that have not yet vested in accordance with the Vesting Schedule on the Grant Notice (the “Repurchase Right”).

(b) The Company shall pay for the reacquired unvested Restricted Shares in cash within ninety (90) days after your Termination.

(c) The shares issued under your Award shall be held in escrow pursuant to the terms of the Joint Escrow Instructions attached to the Grant Notice as Attachment IV.

(d) Subject to the provisions of your Award, you shall exercise all rights and privileges of a shareholder of the Company with respect to the shares deposited in escrow. You shall be deemed to be the holder of the shares for purposes of receiving any dividends that may be paid with respect to such shares and for purposes of exercising any voting rights relating to such shares, even if some or all of such shares have not yet vested and been released from the Company’s Repurchase Right.

(e) If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of your Award, then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the shares acquired under your Award shall be immediately subject to the Repurchase Right with the same force and effect as the shares subject to this Repurchase Right immediately before such event.

(f) If at any time during the term of the Repurchase Right, there occurs: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation involving the Company in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of other securities, cash or otherwise; or (4) any other capital reorganization in which at least fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then: (i) if there will be no successor to the Company, the Company shall apply its Repurchase Right as to all or any portion of the shares then subject to the Repurchase Right set forth above to the same extent as if your Termination had occurred on the date preceding the date of consummation of said event or transaction, or (ii) if there will be a successor to the Company, the Company shall assign its Repurchase Right to any successor of the Company, and the Repurchase Right shall apply in the event of your Termination with such successor on the same basis as set forth above in Section 7(a). In that case, references herein to the “Company” shall be deemed to refer to such successor. In addition, such successor may elect at the time of the assignment to purchase all, but not less than all, of the unvested Restricted Shares held by you in the manner described in Section 7(b) at the then current Fair Market Value of the Company’s Common Stock (or the security into which such Common Stock has been converted), and the Repurchase Right shall thereupon immediately lapse as to all such shares.

8. RESTRICTIVE LEGENDS. The shares issued under your Award shall be endorsed with appropriate legends determined by the Company.

9. TRANSFERABILITY. The right to acquire the unvested Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

10. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11. TAX CONSEQUENCES. Set forth below is a brief summary as of the Grant Date of certain United States federal income tax consequences of the award of Restricted Shares. THIS SUMMARY DOES NOT ADDRESS EMPLOYMENT, SPECIFIC STATE, LOCAL OR FOREIGN TAX CONSEQUENCES THAT MAY BE APPLICABLE TO YOU. YOU UNDERSTAND THAT THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE.

(a) Unless you make a Section 83(b) election as described below, you shall recognize ordinary income at the time or times the restrictions lapse with respect to the Restricted Shares that have been released from the Repurchase Right in an amount equal to the the fair market value of such shares on each such date and the Company shall be required to collect all the applicable withholding taxes with respect to such income.

(b) At the time your Award is made, or at any time thereafter as requested by the Company, you hereby authorize, to the fullest extent not prohibited by applicable law, withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your Award. However, no such withholding shall be made unless the net proceeds from the automatic sale of certain Restricted Shares as set forth in Section 11(d) below are not sufficient to satisfy such withholding obligations.

(c) Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

(d) In the event that (a) you are not subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, on a date that the Repurchase Right lapses with respect to some or all of the Restricted Shares (“Lapse Date”) and (b) you have not made a Section 83(b) Election or taken similar action under other applicable law such that you incur a tax liability on such Lapse Date, then the escrow agent determined under Section 7(c) above shall sell forty five percent (45%) of those shares of Restricted Shares with respect to which the Repurchase Right shall have lapsed on the Lapse Date and a Section 83(b) Election was not made or similar action was not taken. The net proceeds from such sale shall be remitted to the relevant tax authorities by the escrow agent for your benefit in the amounts directed by the Company and any remaining net proceeds, if any, shall be delivered to you.

12. SECTION 83(b) ELECTION. You hereby acknowledge that you have been informed that, with respect to the grant of Restricted Shares, you may file an election with the Internal Revenue Service, within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed currently on the fair market value of the Restricted Shares on the Grant Date (“Section 83(b) Election”).

YOU ACKNOWLEDGE THAT IF YOU CHOOSE TO FILE AN ELECTION UNDER SECTION 83(b) OF THE CODE, IT IS YOUR SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY SUCH SECTION 83(b) ELECTION, EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON YOUR BEHALF.

BY SIGNING THIS AGREEMENT, YOU REPRESENT THAT YOU HAVE REVIEWED WITH YOUR OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT YOU ARE RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. YOU UNDERSTAND AND AGREE THAT YOU (AND NOT THE COMPANY) SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

13. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

14. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

15. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

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